SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                     -------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 27, 2001

                               IDAHO POWER COMPANY

             (Exact name of registrant as specified in its charter)

                 Idaho                    1-3198                 82-0130980

(State or other                         (Commission           (I.R.S. Employer
jurisdiction of incorporation          File Number)          Identification No.)

                             1221 West Idaho Street
                             Boise, Idaho 83702-5627
                         (Address of principal executive
                   offices) (Zip Code) Registrant's telephone
                   number, including area code (208) 388-2200


                               -------------------

              Former name or address, if changed since last report.

                               Idaho Power Company

                                    Form 8-K

Items 1 through 4, 6, 8 and 9 are inapplicable and have been omitted herefrom.

Item 5.  Other Events and Regulation FD Disclosure

          On September 27, 2001, the Idaho Public Utilities Commission (IPUC) authorized Idaho Power Company to collect $47.7 million in deferred access purchased power costs. The Company also was authorized to collect nearly $1.2 million in accrued interest.

          In its 2000-2001 Power Cost Adjustment (PCA) filing, the Company in April this year had requested a total of $227.4 million out of $253 million the Company spent to serve its Idaho customers. The money was primarily spent to purchase power from the wholesale energy market and pay for higher fuel costs to generate electricity from its coal-fired power plants. In May, the IPUC authorized recovery of $168.3 million but deferred recovery of $59.1 million pending a review of Idaho Power's trading practices.

          The IPUC order directed Idaho Power to begin recovering the deferred PCA balance on October 1 through a one-year rate increase to all customer classes of 0.386 cents per kilowatt-hour.

          If the IPUC order becomes final in its current form, the Company may be required to expense the $11.4 million that was denied. If required, the Company would anticipate expensing this amount in the third or fourth quarter of 2001.

Item 7. Financial Statements and Exhibits.

                    ---------------------------------

               (c)  Exhibits

                    1.   - Selling Agency Agreement dated October 1, 2001

                    4.   - Thirty-sixth Supplemental Indenture to Mortgage and
                           Deed of Trust, dated as of October 1, 2001

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         IDAHO POWER COMPANY

                                         By:   /s/ Darrel T. Anderson
                                            ------------------------------------
                                         Darrel T. Anderson
                                         Vice President - Finance and Treasurer


Dated: October 1, 2001